Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES IMMUNOLOGY DATA ON PV-10 IN COLON CANCER TO BE PRESENTED AT 11TH ANNUAL ASC MEETING

Presentation Tuesday, February 2, 7:30-9:30 AM, Hyatt Regency, Jacksonville, FL

Congress Runs February 2-4, 2016

KNOXVILLE, Tenn., January 22, 2016—(BUSINESS WIRE)—Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that an abstract discussing the immunologic effects of PV-10 on colon cancer cells has been accepted for presentation at the 11th Annual Academic Surgical Congress to be held February 2-4, 2016, at the Hyatt Regency in Jacksonville, Florida.

The abstract, titled “PV-10 Induces Potent Immunogenic Apoptosis in Colon Cancer Cells,” will be presented by Dr. A.V. Maker. It is co-authored by N. M. Kunda, J. Qin, G. Qiao working out of the University Of Illinois At Chicago, Division Of Surgical Oncology, Department Of Surgery, College Of Medicine, Chicago, IL, USA. The team of authors also includes B. Prabhakar of the University Of Illinois At Chicago, Department Of Microbiology & Immunology, College Of Medicine, Chicago, IL, USA. Dr. Maker belongs to both Departments.

The presentation is scheduled for 7:30-9:30 am on Tuesday, February 2, 2016, in City Terrace 5 at the Hyatt Regency in Jacksonville. The abstract can be found at: http://www.asc-abstracts.org/abs2016/2-01-pv-10-induces-potent-immunogenic-apoptosis-in-colon-cancer-cells/

About the Academic Surgical Congress

The Academic Surgical Congress is organized by the Association for Academic Surgery (AAS) and the Society of University Surgeons (SUS). The purpose of the AAS is: to stimulate young surgeons and surgical scientists to pursue careers in academic surgery and support them in establishing themselves as investigators and educators; to provide a forum for senior surgical residents, fellows and junior faculty members to present papers on subjects of clinical, laboratory or educational research; and to facilitate the development of young surgeons and surgical scientists as investigators and educators. Its additional mission is to inspire and develop young academic surgeons. The SUS exists to advance the art and science of surgery by (1) the encouragement of its members to pursue original investigations both in the clinic and in the laboratory; (2) the development of methods of graduate teaching of surgery with particular reference to the resident system; (3) free and informal interchange of ideas pertaining to the above subjects.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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